Exhibit 10.1

EXECUTION COPY

$1,500,000,000

SECOND AMENDED AND RESTATED 5-YEAR CREDIT AGREEMENT

dated as of

June 17, 2021

Between

INTERNATIONAL PAPER COMPANY

The LENDERS From Time to Time Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

—————————

CITIBANK, N.A.

as Syndication Agent

—————————

JPMORGAN CHASE BANK, N.A. and CITIBANK, N.A.

as Joint Lead Arrangers and Joint Bookrunners

2

SCHEDULE I	–	Commitments
SCHEDULE II	–	Material Agreements
SCHEDULE III	–	Approved Borrowers
SCHEDULE IV	–	Existing Liens

EXHIBIT A	–	Form of Assignment and Assumption
EXHIBIT B	–	[Reserved]
EXHIBIT C	–	Form of Officer’s Certificate
EXHIBIT D-1	–	Form of Designation Letter
EXHIBIT D-2	–	Form of Termination Letter
EXHIBIT E	–	Form of Increasing Lender Supplement
EXHIBIT F	–	Form of Augmenting Lender Supplement

3

SECOND AMENDED AND RESTATED 5-YEAR CREDIT AGREEMENT (this “Agreement”), dated as of June 17, 2021, between INTERNATIONAL PAPER COMPANY, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Amended and Restated 5-Year Credit Agreement, dated as of October 16, 2020 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Company, the Lenders, and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) modify and re-evidence the obligations under the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and modify and re-evidence the obligations and liabilities of the Company outstanding thereunder, which shall be payable in accordance with the terms hereof; and

WHEREAS, it is also the intent of the Company to confirm that all obligations under the “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified and/or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Eurocurrency Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (i)(a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period and (ii) 0.0%.

“Administrative Agent” means JPMCB, in its capacity as Administrative Agent for the Lenders hereunder and any successor pursuant to Article VIII.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Party” has the meaning assigned to such term in Section 9.01(b)(iii).

“Agreement” has the meaning set forth in the introductory section.

“Alternate Base Rate” means, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the Prime Rate in effect on such day, (b) 0.50% per annum above the NYFRB Rate in effect on such day and (c) 1.0% per annum above the Adjusted Eurocurrency Rate for a one month Interest Period in Dollars for such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for purposes of this definition, the Adjusted Eurocurrency Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the LIBOR Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.12(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to such term in Section 9.06.

“Anti-corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Applicable Lender” has the meaning assigned to such term in Section 2.01(b).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to the facility fees payable hereunder, or with respect to any Syndicated Loan, as the case may be, the applicable rate per annum set forth below under the caption “Facility Fee” or “Eurocurrency Margin” and/or “ABR Margin”, respectively, based upon the long-term debt ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Senior unsecured non-credit enhanced debt rating S&P/Moody’s	Facility Fee	Eurocurrency Margin	ABR Margin
A-/A3 or above	9.0 bps	91.0 bps	0 bps
BBB+/Baa1	11.0 bps	101.5 bps	1.5 bps
BBB/Baa2	12.5 bps	112.5 bps	12.5 bps
BBB-/Baa3	17.5 bps	120.0 bps	20.0 bps
BB+/Ba1 or lower	22.5 bps	140.0 bps	40.0 bps

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in the lowest category in the schedule above; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different categories in the schedule above, the Applicable Rate shall be based on the higher of the two ratings; unless one of the two ratings is two or more categories lower than the other, in which case the Applicable Rate shall be determined by reference to the category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company (on its own behalf and on behalf of each Approved Borrower) and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Borrower” means (i) each of the entities set forth on Schedule III and (ii) any Wholly Owned Consolidated Subsidiary of the Company as to which a Designation Letter has been delivered to the Administrative Agent and as to which a Termination Letter shall not have been delivered to the Administrative Agent, which Subsidiary has been approved as a borrower hereunder by the Administrative Agent and the Applicable Lenders, all in accordance with Section 2.01(b).

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.01(b)(i).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee pursuant to Section 9.04, in substantially the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.19.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.12.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Recovery and Resolution Directive” means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Code” means title 11 of the United States Bankruptcy Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Benchmark” means, initially, the Relevant Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.12.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency or in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Company shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other Dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Company pursuant to Section 2.12(c); or

(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the Company and each Approved Borrower.

“Borrowing” means (a) all ABR Loans made, converted or continued on the same date or (b) all Syndicated Eurocurrency Loans or Competitive Loans of the same Class, Type and Currency that have the same Interest Period (or any single Competitive Loan that does not have the same Interest Period as any other Competitive Loan of the same Type and Currency). For purposes hereof, the date of a Syndicated Borrowing comprising one or more Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loan or Loans.

“Borrowing Request” means a request by a Borrower for a Syndicated Borrowing in accordance with Section 2.03.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) if such day relates to a Competitive Bid Request or Competitive Bid for a Competitive Eurocurrency Loan, or to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing or an ABR Borrowing bearing interest at a rate determined on the basis of the Adjusted Eurocurrency Rate, or to a notice by the Company with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also (i) a day (other than a Saturday or Sunday) on which commercial banks are open for general business in London and (ii) if the applicable Currency is a Foreign Currency (other than Euros) that is also a day on which commercial banks are open for general business in the Principal Financial Center for such Currency and (c) if such day relates to a Competitive Bid Request or Competitive Bid for a Competitive Eurocurrency Loan denominated in Euros, or to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Borrowing denominated in Euros, or to a notice by the Company with respect to any such borrowing, continuation, payment, prepayment or Interest Period, that is also a Target Operating Day.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease or a financing lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Change in Law” means (a) the adoption of any law, rule, treaty or regulation after the date of this Agreement, (b) any change in any law, rule, treaty or regulation or in the administration, implementation, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.16.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Syndicated Loans or Competitive Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Syndicated Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.19. The initial amount of each Lender’s Commitment is set forth on Schedule I or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,500,000,000.

“Commitment Termination Date” means June 17, 2026 subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.21.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01(b), including through an Approved Electronic Platform.

“Company” means International Paper Company, a New York corporation.

“Competitive”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.04.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by a Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means any Loan made in accordance with Section 2.04.

“Consolidated Net Worth” means, as at any time, the sum of the following for the Company and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP:

(a)	the amount of capital stock; plus

(b)	the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

(c)	the cost of treasury shares.

provided, however, the foregoing calculation shall not take into account any (i) impairment of goodwill arising under Accounting Standards Codification 350 regardless of whether such impairment arises prior to or after the date hereof and (ii) election to value any Indebtedness or other liabilities at “fair value”, as further described in Section 1.04(a).

“Consolidated Subsidiary” means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Liability” has the meaning assigned to such term in Section 9.17.

“Covered Party” has the meaning assigned to such term in Section 9.18.

“Currency” means Dollars or any Foreign Currency.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder unless such Lender’s failure to fund such Loan is based on such Lender’s good faith determination that the conditions precedent to funding such Loan under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, (b) notified the Company, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under (i) this Agreement or (ii) generally under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans unless subject to a good faith dispute based on such Lender’s good faith determination that the conditions precedent to funding such Loan under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become subject to a Bail-In Action, unless, in the case of any Lender referred to in this clause (e) the Company and the Administrative Agent shall agree in writing that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in the case of each of (x) and (y), by a Governmental Authority or an instrumentality thereof.

“Designation Letter” has the meaning assigned to such term in Section 2.01(b).

“Dollar Equivalent” of any amount of any currency means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent, in consultation with the Company, using any method of determination it deems reasonably appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent, in consultation with the Company, using any method of determination it deems reasonably appropriate.

“Dollars” or “$” refers to lawful money of the United States of America.

“Early Opt-in Election” means

(a) in the case of Loans denominated in Dollars, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Company to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Company to trigger a fallback from the LIBOR Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders; and

(b) in the case of Loans denominated in any Foreign Currency, the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Company) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Foreign Currency being executed at such time, or that include language similar to that contained in Section 2.12 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environment” means ambient air, indoor air, surface water, sediments, groundwater, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, or other governmental restrictions relating to pollution or the protection of the Environment or to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to (a) in the case of a Syndicated Loan or Borrowing, the Adjusted Eurocurrency Rate, or (b) in the case of a Competitive Loan or Borrowing, the Eurocurrency Rate.

“Eurocurrency Rate” means, (a) for any Interest Period for any Eurocurrency Borrowing denominated in any LIBOR-Quoted Currency, the LIBOR Screen Rate with a maturity comparable to such Interest Period at the Specified Time on the Quotation Date for such Currency with a maturity comparable to such Interest Period (the “LIBOR Rate”), (b) for any Interest Period for any Eurocurrency Borrowing denominated in Euros, the Eur-IBOR Screen Rate with a maturity comparable to such Interest Period at the Specified Time on the Quotation Date for Euros with a maturity comparable to such Interest Period (the “Eur-IBOR Rate”) and (c) for any Interest Period for any Eurocurrency Borrowing denominated in any

Non-LIBOR Quoted Currency, the Local Screen Rate at the Specified Time on the Quotation Date for such Currency with a maturity comparable to such Interest Period (the “Local Rate”); provided that, if any Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a Screen Rate shall not be available at the applicable time for the applicable Interest Period (the “Impacted Interest Period”), then the LIBOR Screen Rate, the Eur-IBOR Screen Rate or the Local Screen Rate, as the case may be, for such currency and such Interest Period shall be the applicable Interpolated Rate; provided, further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eur-IBOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eur-IBOR Screen Rate for the longest period (for which the Eur-IBOR Screen Rate is available for Euros) that is shorter than the Impacted Eur-IBOR Rate Interest Period; and (b) the Eur-IBOR Screen Rate for the shortest period (for which the Eur-IBOR Screen Rate is available for Euros) that exceeds the Impacted Eur-IBOR Rate Interest Period, in each case, at such time; provided that, if any Eur-IBOR Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eur-IBOR Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Eur-IBOR Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the euro interbank offered rate administered by the European Markets Institute (or any other Person that takes over the administration of such rate) for Euros for a period equal in length to such Interest Period as displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Euros” has the meaning assigned to such term in Section 9.13(a).

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Liability” means any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action, including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) any taxes imposed on a Foreign Lender or the Administrative Agent as a result of such Lender’s or the Administrative Agent’s (in the event the Lender acting as the Administrative Agent is a Foreign Lender) failure to comply with FATCA and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.18(b)), any withholding tax resulting from any law, rule, regulation or other requirement in effect at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.15(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Existing Commitment Termination Date” has the meaning assigned to such term in Section 2.21(a).

“Extending Lender” has the meaning assigned to such term in Section 2.21(b).

“Extension Date” has the meaning assigned to such term in Section 2.21(e).

“FATCA” means Sections 1471 through 1474 of the Code, as in effect as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into between the United States and a non-U.S. jurisdiction in connection with any of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement and implementing such Sections of the Code.

“FCA” has the meaning assigned to such term in Section 1.06.

“Federal District Court” has the meaning assigned to such term in Section 9.09(b)(i).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Competitive Eurocurrency Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurocurrency Rate.

“Foreign Currency” means at any time any currency other than Dollars.

“Foreign Currency Equivalent” of any amount of any Foreign Currency means, at the time of determination thereof, (a) if such amount is expressed in such Foreign Currency, such amount and (b) if such amount is expressed in Dollars, the equivalent of such amount in such Foreign Currency determined by using the rate of exchange for the purchase of such Foreign Currency with Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Foreign Currency with Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in such Foreign Currency as determined by the Administrative Agent, in consultation with the Company, using any method of determination it deems reasonably appropriate).

“Foreign Jurisdiction” means any jurisdiction other than the United States of America, a State thereof, the District of Columbia or any political subdivision of any of the foregoing.

“Foreign Lender” means any Lender that is organized under the laws of a Foreign Jurisdiction.

“Foreign Taxes” means, with respect to any Approved Borrower organized under a Foreign Jurisdiction, all present and future income, stamp, registration and other taxes and levies, imposts, deductions, charges, compulsory loans and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto, now or hereafter imposed, assessed, levied or collected by such Foreign Jurisdiction, or any political subdivision or taxing authority thereof or therein, or by any federal or other association of or with which such Foreign Jurisdiction may be a member or associated, on or in respect of this Agreement, the Loans made to such Approved Borrower, the recording, registration, notarization or other formalization of any thereof, the enforcement thereof or the introduction thereof in any judicial proceedings, or on or in respect of any payments of principal, interest, premiums, charges, fees or other amounts made on, under or in respect of any thereof, excluding, however income taxes imposed upon the overall net income of any Lender organized under the laws of such Foreign Jurisdiction and having an applicable lending office in such Foreign Jurisdiction.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.04, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 4.01.

“Hazardous Materials” means any materials, substances, chemicals, wastes, constituents, compounds, pollutants, or contaminants, in any form, including crude oil, petroleum or petroleum distillates, asbestos, or asbestos-containing materials, regulated, or which can give rise to liability, under any Environmental Law.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Increasing Lender” has the meaning assigned to such term in Section 2.19.

“Indebtedness” means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person. Notwithstanding anything herein to the contrary, and solely for purposes of calculating the Total Debt to Total Capital Ratio set forth in Section 6.08, “Indebtedness” shall exclude all Nonrecourse Financial Liabilities of Special Purpose Entities as defined in the Company’s financial statements most recently delivered pursuant to Section 6.01 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.01(a) or (b), the most recent financial statements referred to in Section 3.02).

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on any payment made by or on account of any Borrower hereunder.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term debt securities that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Company, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Information” has the meaning assigned to such term in Section 9.12(b).

“Interest Election Request” means a request by a Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.06.

“Interest Payment Date” means the Commitment Termination Date and (a) with respect to any ABR Loan, each Quarterly Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurocurrency Loan that is more than three months long, each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period therefor and, in the case of any Interest Period for a Fixed Rate Loan that is more than 90 days long (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Loan.

“Interest Period” means:

(a)	for any Borrowing (other than an ABR Borrowing), the Interest Period of the Loan or Loans constituting such Borrowing;

(b)

for any Syndicated Eurocurrency Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request;

(c)

for any Competitive Eurocurrency Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (provided that in no event shall any such Interest Period end after the Commitment Termination Date) or, with respect to such portion of any Competitive Eurocurrency Loan denominated in a Foreign Currency that is scheduled to be repaid on the Commitment Termination Date, a period of less than one month’s duration commencing on the date of such Loan and ending on the Commitment Termination Date, as specified in the applicable Competitive Bid Request; and

(d)

for any Fixed Rate Loan, the period (which shall not be less than 30 days or more than 360 days) commencing on the date of such Loan and ending on the date specified in the applicable Competitive Bid Request (provided that in no event shall any Interest Period for a Fixed Rate Loan end after the Commitment Termination Date);

provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurocurrency Borrowing (other than an Interest Period pertaining to a Eurocurrency Borrowing denominated in a Foreign Currency that ends on the Commitment Termination Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, in the case of a Syndicated Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Interpolated Rate” means, at any time, (a) for any Eurocurrency Borrowing denominated in any LIBOR-Quoted Currency, the LIBOR Interpolated Rate, (b) for any Eurocurrency Borrowing denominated in Euros, the Eur-IBOR Interpolated Rate and (c) for any Eurocurrency Borrowing denominated in any Non-LIBOR Quoted Currency, the Local Interpolated Rate.

“IPISA” means International Paper Investments S.A., a French corporation.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Kwidzyn” means International Paper—Kwidzyn sp. z o.o., a Polish joint stock company.

“Kwidzyn Entity” means (i) Kwidzyn, (ii) Kwidzyn France, as long as it holds no assets other than (A) interests in Kwidzyn, (B) cash and cash equivalents and (C) “political risk” insurance policies with respect to Kwidzyn, and (iii) International Paper Investments (Poland), Inc., a Delaware corporation, as long as it holds no assets other than (A) interests in and contracts with Kwidzyn, (B) unless Kwidzyn France is not then a Kwidzyn Entity, interests in Kwidzyn France and (C) cash and cash equivalents.

“Kwidzyn France” means Celouse et Papiers de Pologne, S.A., a French corporation.

“Lead Arrangers” means JPMorgan Chase Bank, N.A. and Citibank, N.A., in their capacity as joint lead arrangers and joint bookrunners in respect of the credit facility hereunder.

“Lender Notice Date” has the meaning assigned to such term in Section 2.21(b).

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to Section 2.19 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Liabilities” means any losses, claims, damages or liabilities.

“LIBOR-Quoted Currency” means any Currency (other than Euros) for which a LIBOR Screen Rate is available.

“LIBOR” has the meaning assigned to such term in Section 1.06.

“LIBOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in any LIBOR-Quoted Currency and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable Currency) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable Currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any LIBOR Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“LIBOR Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in any LIBOR-Quoted Currency and for any Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event any such rate does not appear on such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time selected by the Administrative Agent in its reasonable discretion; provided that if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Company or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, any promissory notes executed and delivered pursuant to Section 2.08(f).

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in any Non-LIBOR Quoted Currency and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Local Screen Rate for the longest period (for which the Local Screen Rate is available for the applicable Currency) that is shorter than the Impacted Interest Period; and (b) the Local Screen Rate for the shortest period (for which the Local Screen Rate is available for the applicable Currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Local Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Local Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Local Screen Rate” means, for any Eurocurrency Borrowing denominated in a Non-LIBOR Quoted Currency and for any applicable Interest Period, the rate for such Currency for a period equal in length to such Interest Period as displayed on any page or screen of any information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion.

“Local Time” means, with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the Eurocurrency Rate, the marginal rate of interest, if any, to be added to or subtracted from the Eurocurrency Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Margin Stock” means margin stock within the meaning of Regulations U and X.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on, the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

“Material Subsidiary” means any Subsidiary of the Company (other than any Special Purpose Entity, or equivalent term, as defined in the Company’s financial statements most recently delivered pursuant to Section 6.01 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.01(a) or (b), the most recent financial statements referred to in Section 3.02)) (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.01 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.01(a) or (b), the most recent financial statements referred to in Section 3.02), contributed greater than ten percent (10%) of consolidated revenues for such period or (ii) which contributed greater than ten percent (10%) of Total Assets as of such date; provided that, if the aggregate amount of consolidated revenues or Total Assets attributable to all Subsidiaries that are not Material Subsidiaries exceeds twenty percent (20%) of consolidated revenues for any such period or twenty percent (20%) of Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten days after delivery of the most recent financial statements pursuant to Section 6.01, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries until, with respect to any such Subsidiary, (x) (i) such Subsidiary no longer needs to constitute a “Material Subsidiary” in order for the requirements in this proviso to be satisfied or (ii) the circumstances described in this proviso are no longer applicable and (y) the Company shall have notified the Administrative Agent of the foregoing.

“Maturity Date” means the Commitment Termination Date (and if such date is not a Business Day, then the next preceding Business Day).

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“MNPI” has the meaning assigned to such term in Section 9.01(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.

“New York Courts” has the meaning assigned to such term in Section 9.09(b)(i).

“New York Supreme Court” has the meaning assigned to such term in Section 9.09(b)(i).

“Non-Extending Lender” has the meaning assigned to such term in Section 2.21(b).

“Non-LIBOR Quoted Currency” means any Currency other than a LIBOR-Quoted Currency and Euros.

“Notice” has the meaning assigned to such term in Section 9.01(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligors” means the Borrowers.

“OFAC” has the meaning assigned to such term in Section 3.14.

“Other Benchmark Rate Election” means, if the then-current Benchmark is the LIBOR Rate, the occurrence of:

(a) a request by the Company to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Company, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate, and

(b) the Administrative Agent, in its sole discretion, and the Company jointly elect to trigger a fallback from the LIBOR Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders.

“Other Taxes” means any and all present or future stamp, registration, filing, court or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, excluding any stamp duty, registration tax or other similar Taxes payable in respect of any assignment or transfer by a Lender of its rights and/or obligations under this Agreement (other than an assignment at the Company’s request pursuant to Section 2.18).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment” has the meaning assigned to such term in Section 9.20.

“Payment Notice” has the meaning assigned to such term in Section 9.20.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permits” has the meaning assigned to such term in Section 3.12(a)(i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit or other plan established or maintained by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Private Sider Communications” has the meaning assigned to such term in Section 9.01(c).

“Private Siders” has the meaning assigned to such term in Section 9.01(c).

“Proceeding” means any claim, litigation, investigation or proceeding in any jurisdiction.

“Project Assets” has the meaning assigned to such term in Section 6.07(h).

“Project Indebtedness” means (i) Indebtedness of any Kwidzyn Entity or (ii) Indebtedness of the Company, IPISA or International Paper S.A., a French corporation, that constitutes Indebtedness of such Person due solely to the pledge, on a non-recourse basis, by such Person of Indebtedness or capital stock of any Kwidzyn Entity held by such Person to secure Indebtedness of any Kwidzyn Entity to any other Person or Persons or (iii) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or development of Project Assets (as defined in Section 6.07(h)); provided in the case of this clause (iii) that (x) such Indebtedness is non-recourse to any other assets and (y) the aggregate principal amount of such Indebtedness may at no time exceed $200,000,000.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Sider Communications” has the meaning assigned to such term in Section 9.01.

“Public Siders” has the meaning assigned to such term in Section 9.01(c).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.18.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Quotation Date” means, for the Interest Period for any Eurocurrency Borrowing denominated in any Currency, (i) if the Currency is English Pounds Sterling, the first day of such Interest Period, (ii) if the currency is Euros, the day that is two (2) Target Operating Days before the first day of such Interest Period, and (iii) for any other Currency, two (2) Business Days prior to the commencement of such Interest Period; provided that, in each case, if market practice differs in the relevant interbank market where the Eurocurrency Rate is to be determined for any Currency, the “Quotation Date” for such Currency shall be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given in accordance with such market practice on more than one day, then the “Quotation Date” shall be the last of such days).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBOR Rate, 11:00 a.m., London time, on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulations D, U and X” means, respectively, Regulations D, U and X of the Board (or any successor), as the same may be amended or supplemented from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in any Foreign Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment, or from, into or through any building or structure.

“Relevant Rate” means (i) with respect to any Eurocurrency Borrowing denominated in a LIBOR-Quoted Currency, the LIBOR Rate, (ii) with respect to any Eurocurrency Borrowing denominated in Euros, the Eur-IBOR Rate, or (iii) with respect to any Eurocurrency Borrowing denominated in a Non-LIBOR Quoted Currency, the Local Rate, as applicable.

“Relevant Screen Rate” means (i) with respect to any Eurocurrency Borrowing denominated in a LIBOR-Quoted Currency, the LIBOR Screen Rate, (ii) with respect to any Eurocurrency Borrowing denominated in Euros, the Eur-IBOR Screen Rate or (iii) with respect to any Eurocurrency Borrowing denominated in a Non-LIBOR Quoted Currency, the Local Screen Rate, as applicable.

“Removal Effective Date” has the meaning assigned to such term in the sixth paragraph of Article VIII.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time (provided that, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders).

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Syndicated Loans at such time.

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.

“Sanctions” has the meaning assigned to such term in Section 3.14.

“Screen Rate” means, collectively, the LIBOR Screen Rate, the Eur-IBOR Screen Rate and the Local Screen Rate.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Time” means, for the Interest Period for any Eurocurrency Borrowing denominated in any Currency, (a) for all Currencies other than Dollars, English Pounds Sterling or Euros, approximately 11:00 a.m., Local Time, on the relevant Quotation Date, (b) for Dollars, approximately 11:00 a.m., New York City time, on the relevant Quotation Date, (c) for English Pounds Sterling, approximately 11:00 a.m., London time, on the relevant Quotation Date and (d) for Euros, approximately 11:00 a.m., Brussels time, on the relevant Quotation Date.

“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).

Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to any Person, (a) any corporation in which such Person and/or one or more Subsidiaries of such Person shall have an ownership interest representing at least a majority of the outstanding shares of stock whose class or classes have by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (whether directly or indirectly) or (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an ownership interest representing more than 50% of the ordinary voting power. “Wholly Owned Subsidiary” means any Subsidiary of which all of such shares or ownership interests, other than (in the case of a corporation) directors’ qualifying shares, are owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

“Supported QFC” has the meaning assigned to it in Section 9.18.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Syndicated Borrowing” means any Borrowing of a Syndicated Loan.

“Syndicated Eurocurrency Borrowing” means any Borrowing of Syndicated Eurocurrency Loans.

“Syndicated Eurocurrency Loan” means any Syndicated Loan that is Eurocurrency Loan.

“Syndicated Loan” means a Loan made pursuant to Section 2.01.

“Syndication Agent” means Citibank, N.A. in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Tangible Assets” means, at any time, Total Assets minus the sum of the items identified in clause (c) of the definition in this Section 1.01 of the term “Tangible Net Worth”.

“Tangible Net Worth” means, as at any time, the sum of the following for the Company and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP:

(a)	the amount of capital stock; plus

(b)	the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

(c)

the sum of the following: cost of treasury shares and the book value of all assets of the Company and its Consolidated Subsidiaries which should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, and any write-up in the book value of assets resulting from a revaluation thereof subsequent to December 31, 2003 (other than any write-up, at the time of its acquisition, in the book value of any asset acquired subsequent to December 31, 2003).

“Target Operating Day” has the meaning assigned to such term in Section 9.13(a).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges and similar fees, assessments or withholdings imposed by any Governmental Authority, including any interest, penalties or additions to tax applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Company of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.12 that is not Term SOFR.

“Termination Letter” has the meaning assigned to such term in Section 2.01(b).

“Total Assets” means, at any time, the total assets of the Company and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP. Notwithstanding anything herein to the contrary, Total Assets shall exclude Financial Assets of Special Purpose Entities as defined in the Company’s financial statements most recently delivered pursuant to Section 6.01 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.01(a) or (b), the most recent financial statements referred to in Section 3.02).

“Total Capital” means, at any date, Consolidated Net Worth plus Total Debt each determined as of such date.

“Total Debt” means, at any time, the aggregate outstanding principal amount of all Indebtedness of the Company and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the Eurocurrency Rate or a Fixed Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.18.

“Wholly Owned Consolidated Subsidiary” means a Consolidated Subsidiary that is a Wholly Owned Subsidiary of the Company.

“Wholly Owned Subsidiary” has the meaning assigned to such term in the definition of “Subsidiary.”

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Syndicated Loan”), by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Syndicated Eurocurrency Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Syndicated Borrowing”), by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Syndicated Eurocurrency Borrowing”). Loans and Borrowings may also be identified by Currency.

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms and Determinations.

(a) Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (ii) the accounting for operating leases and capital leases under GAAP as in effect on December 12, 2016 (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capital Lease Obligations and (iii) the accounting principles with respect to balance sheet offsetting under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 210) shall apply for purposes of determining compliance with the provisions of this Agreement.

(b) Descriptions of Material Variations. The Company shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 6.01 a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of paragraph (a) above and reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) Changes of Fiscal Years. To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Company will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively, without giving prior notice of such change to each Lender and the Administrative Agent.

SECTION 1.05 Currencies; Currency Equivalents. At any time, any reference in any provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.09(b) and the last sentence of Section 2.17(a), for purposes of determining (i) whether the amount of any Borrowing, together with all other Borrowings then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Commitments, (ii) the aggregate unutilized amount of the Commitments and (iii) the outstanding aggregate principal amount of Borrowings, the outstanding principal amount of any Borrowing that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term “Borrowing”). Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

SECTION 1.06 Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in a Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (the “FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; (b) immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; and (c) immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, Section 2.12(b) and Section 2.12(c) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Company, pursuant to Section 2.12(e), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to LIBOR or other rates in the definition of “LIBOR Rate” (or “Eur-IBOR Rate”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.12(b) or Section 2.12(c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.12(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate (or the Eur-IBOR Rate, as applicable) or have the same volume or liquidity as did LIBOR (or the euro interbank offered rate, as applicable) prior to its discontinuance or unavailability. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any rate with respect to Eurocurrency Loans, any component thereof, or rates referenced in the definition thereof, in each case to the extent permitted pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

SECTION 1.08 Amendment and Restatement of Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 5.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” made and obligations incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the Effective Date: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents and (b) all obligations owed to any Lender or any Affiliate of such Lender under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as obligations under this Agreement and the other Loan Documents.

ARTICLE II

THE CREDITS

SECTION 2.01 The Commitments; Borrowings by Approved Borrowers.

(a) The Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Syndicated Loans in Dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Syndicated Loans.

(b) Borrowings by Approved Borrowers. The Company may, at any time or from time to time during the Availability Period, designate one or more Wholly Owned Consolidated Subsidiaries as Borrowers hereunder by furnishing to the Administrative Agent not less than 10 days prior to the proposed effective date therefor, a letter (a “Designation Letter”) in duplicate, substantially in the form of Exhibit D-1, duly completed and executed by the Company and such Subsidiary. Following the delivery of a Designation Letter pursuant to this Section 2.01(b), the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations. Upon approval by the Administrative Agent and the Applicable Lenders (which approval shall not be unreasonably withheld, delayed or conditioned) of such Subsidiary as an Approved Borrower, which approval shall be evidenced by the Administrative Agent and the Applicable Lenders signing and returning to the Company a copy of such Designation Letter, such Subsidiary shall be an Approved Borrower. If the Company shall designate as an Approved Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing any domestic or foreign branch or Affiliate of such Lender to act as the Lender in respect of such Approved Borrower (and such Lender shall, to the extent of Loans made to such Approved Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans to such Affiliate in compliance with the provisions of Section 9.04), provided that, such Affiliate is not entitled at the time of designation to any greater payment under Section 2.16 than such Lender. So long as all principal and interest on all Loans of any Approved Borrower and all other amounts payable by such Approved Borrower hereunder have been paid in full, the Company may terminate its status as an Approved Borrower hereunder by furnishing to the Administrative Agent a letter (a “Termination Letter”), substantially in the form of Exhibit D-2, duly completed and executed by the Company and such Approved Borrower. Any Termination Letter furnished in accordance with this Section 2.01(b) shall be effective upon receipt by the Administrative Agent. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Approved Borrower shall not affect any obligation of such Approved Borrower theretofore incurred. As used herein, “Applicable Lenders” means (i) in the case of Syndicated Borrowings to be made to any proposed Subsidiary, all of the Lenders and (ii) in the case of Competitive Loans to any proposed Subsidiary, any Lender willing to make such Competitive Loans (it being understood that the approval by such Lender of such proposed Subsidiary as an Approved Borrower does not constitute a commitment by such Lender to make Competitive Loans to such Approved Borrower).

SECTION 2.02 Loans and Borrowings.

(a) Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for the failure of any other Lender to make Loans as required.

(b) Type of Loans. Subject to Section 2.12, (i) each Syndicated Borrowing shall be constituted entirely of ABR Loans or of Eurocurrency Loans denominated in Dollars as the respective Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be constituted entirely of Eurocurrency Loans or Fixed Rate Loans denominated in a single Currency as the respective Borrower may request in accordance herewith. Each ABR Loan shall be denominated in Dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of the Interest Period for any Syndicated Borrowing, such Syndicated Borrowing shall be in an aggregate amount of $15,000,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing shall be in an aggregate amount equal to $15,000,000 or a larger multiple of $1,000,000 (or, in either case, the Dollar Equivalent thereof). Borrowings of more than one Class, Currency and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Syndicated Eurocurrency Borrowings outstanding.

(d) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert to or continue as a Syndicated Eurocurrency Borrowing, any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

SECTION 2.03 Requests for Syndicated Borrowings. To request a Syndicated Borrowing, a Borrower shall notify the Administrative Agent of such request by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company (on its own behalf or, as applicable, on behalf of an Approved Borrower)) (a) in the case of a Syndicated Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower and the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Syndicated Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Syndicated Borrowing is specified, then the requested Syndicated Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Syndicated Eurocurrency Borrowing the requested Borrowing shall be made instead as an ABR Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Competitive Bid Procedure.

(a) Requests for Bids by the Borrowers. Subject to the terms and conditions set forth herein, from time to time during the Availability Period a Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars or in any Foreign Currency; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. To request Competitive Bids, a Borrower shall notify the Administrative Agent of such request, in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, four Business Days (or, in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, 11:00 a.m., London time, five Business Days) before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time (or, in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, 10:00 a.m., London time) two Business Days, before the date of the proposed Borrowing; provided that the Borrowers may in the aggregate submit up to (but not more than) three Competitive Bid Requests on the same day, and a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such Competitive Bid Request shall be made by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Company (on behalf of itself or, as applicable, an Approved Borrower). Each such Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower and the aggregate amount and Currency of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

(iv) the Interest Period for such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) maturity dates for such Borrowing (being limited to no more than three alternative maturity dates for such Borrowing); and

(vi) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Promptly following receipt of a Competitive Bid Request in accordance with this Section 2.04(a), the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b) Making of Bids by Lenders. Each Lender may (but shall not have any obligation to) make one or more Competitive Bids in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Competitive Eurocurrency Borrowing, not later than 9:30 a.m., New York City time, three Business Days (or, in the case of a Competitive Eurocurrency Borrowing denominated in a Foreign Currency, 9:30 a.m., London time, four Business Days) before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time (or, in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, 9:30 a.m., London time), on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender of such rejection as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be $15,000,000 or a larger multiple of $1,000,000 (or, in either case, the Dollar Equivalent thereof) and which may equal the entire principal amount of the Competitive Borrowing requested by the respective Borrower) of the Competitive Loan or Loans that such Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates at which such Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period for each such Loan and the last day thereof.

(c) Notification of Bids by Administrative Agent. The Administrative Agent shall promptly notify the respective Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Acceptance of Bids by the Borrowers. Subject only to the provisions of this paragraph, a Borrower may accept or reject any Competitive Bid. Such Borrower shall notify the Administrative Agent in writing in a form approved by the Administrative Agent, whether and to what extent such Borrower has decided to accept or reject each Competitive Bid, in the case of a Competitive Eurocurrency Borrowing, not later than 10:30 a.m., New York City time, three Business Days (or, in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, 2:00 p.m., London time, four Business Days) before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time (or, in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, 10:30 a.m., London time), on the proposed date of the Competitive Borrowing; provided, that (i) the failure of such Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) such Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) of this proviso, such Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) of this proviso, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a principal amount of $15,000,000 or a larger multiple of $1,000,000 (or, in either case, the U.S. Dollar Equivalent thereof); provided further that if a Competitive Loan must be in an amount less than $15,000,000 because of the provisions of clause (iv) of the first proviso of this paragraph, such Competitive Loan may be in an amount of $1,000,000 or any multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to such clause (iv) the amounts shall be rounded to multiples of $1,000,000 in a manner determined by the Company. A notice given by any Borrower pursuant to this paragraph shall be irrevocable.

(e) Notification of Acceptances by the Administrative Agent. The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) Bids by the Administrative Agent. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the respective Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section 2.04.

(g) Continuing Obligations of Lenders. The extension of any Competitive Loan by any Lender shall not constitute utilization of such Lender’s Commitment hereunder, and such Lender shall remain obligated (as provided in Section 2.17(c)) to make Loans in an amount equal to its pro rata share of the aggregate Commitments under this Agreement, provided that in no event shall the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time exceed the total Commitments.

SECTION 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the respective Borrower by promptly crediting the amounts so received, in like funds, to an account maintained with the Administrative Agent in New York City and designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance upon such assumption, make available to the respective Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06 Interest Elections.

(a) Elections by Borrowers for Syndicated Borrowings. Each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Syndicated Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, a Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Syndicated Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.06. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section 2.06 shall not apply to Competitive Borrowings, which may not be converted or continued.

(b) Notice of Elections. To make an election pursuant to this Section 2.06, a Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be made by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company (on behalf of itself or, as applicable, on behalf of an Approved Borrower). Notwithstanding any contrary provision herein, this Section 2.06 shall not be construed to permit the Borrower to elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).

(c) Information in Interest Election Requests. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the respective Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If a Borrower fails to deliver a timely Interest Election Request with respect to a Syndicated Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (A) no outstanding Syndicated Borrowing may be converted to or continued as a Syndicated Eurocurrency Borrowing and (B) unless repaid, each Syndicated Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.07 Changes of Commitments.

(a) Scheduled Termination. Unless previously terminated the aggregate amount of the Commitments shall terminate on the Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Company may at any time terminate or from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $15,000,000 or a larger multiple of $1,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Syndicated Loans in accordance with Section 2.09, (A) any Lender’s Revolving Credit Exposure would exceed its Commitment or (B) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.

(c) Notice of Voluntary Termination or Reduction. The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.07(c) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.08 Repayment of Loans; Evidence of Debt.

(a) Repayment. Each Borrower hereby unconditionally promises to pay the Loans as follows:

(i) to the Administrative Agent for account of the Lenders the outstanding principal amount of the Syndicated Loans made to such Borrower on the Maturity Date, and

(ii) to the Administrative Agent for account of the respective Lender the then unpaid principal amount of each Competitive Loan of such Lender made to such Borrower on the last day of the Interest Period therefor.

(b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the respective Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent in writing of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If a Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of such Borrower and, second, to other Borrowings of such Borrower in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first), and for these purposes, Competitive Loans shall be deemed to be in the same Class as Syndicated Loans. Each payment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of a Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Lender may request that Loans made by it to a Borrower be evidenced by a promissory note. In such event, such Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the registered payee named therein and its registered assigns).

SECTION 2.09 Prepayment of Loans.

(a) Optional Prepayments. Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made to it in whole or in part, without premium or penalty (except for breakage costs as set forth in Section 2.14), subject to the requirements of this Section 2.09; provided that no Borrower shall have the right to prepay any Competitive Loan without the prior consent of the Lender thereof unless otherwise specified in the Borrower’s request for a Competitive Bid.

(b) Mandatory Prepayments.

(i) Determination of Amount Outstanding. On each Quarterly Date and promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the sum of the aggregate Revolving Credit Exposure plus the aggregate outstanding principal amount of all Competitive Loans. For the purpose of this determination, the outstanding principal amount of any Loan that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan, determined as of such Quarterly Date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Lenders and the Company thereof.

(ii) Prepayment. If, on the date of such determination such sum exceeds 105% of the aggregate amount of the Commitments as then in effect, the Borrowers shall, if requested by the Required Lenders (through the Administrative Agent), prepay the Syndicated Loans and Competitive Loans in such amounts as shall be necessary so that after giving effect thereto the sum of the aggregate Revolving Credit Exposure plus the aggregate outstanding principal amount of all Competitive Loans does not exceed the Commitments.

For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Lenders to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the sum of the aggregate Revolving Credit Exposure plus the aggregate outstanding principal amount of all Competitive Loans. The Administrative Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any rolling three month period. Any prepayment pursuant to this paragraph shall be applied, first, to Syndicated Loans outstanding and second, to Competitive Loans outstanding.

(c) Notices, Etc. Each Borrower shall notify the Administrative Agent in writing of any optional prepayment to be made by it hereunder (i) in the case of prepayment of a Syndicated Eurocurrency Borrowing or of a Competitive Borrowing, not later than 11:00 a.m., New York City time (or, in the case of a Borrowing denominated in a Foreign Currency, 11:00 a.m., London time), two Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Syndicated Borrowing or Competitive Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in Section 2.08(b).

SECTION 2.10 Fees.

(a) Facility Fee. The Company agrees to pay to the Administrative Agent for account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the earlier of the date such Commitment terminates and the Commitment Termination Date; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable on the fifteenth (15th) day following each Quarterly Date and on the earlier of the date the Commitments terminate and the Commitment Termination Date, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Administrative Agent Fees. The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.11 Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Eurocurrency Loans. The Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Syndicated Eurocurrency Borrowing, the Adjusted Eurocurrency Rate for the Interest Period for such Borrowing plus the Applicable Rate or (ii) in the case of a Competitive Eurocurrency Borrowing, the Eurocurrency Rate for the Interest Period for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c) Fixed Rate Loans. Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate.

(d) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal, interest or premium (if any) on any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.11.

(e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Syndicated Loans, upon the termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Syndicated Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(f) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest in respect of Eurocurrency Borrowings denominated in English Pounds Sterling shall be computed on the basis of a year of 365 days and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the prime rate of the Administrative Agent shall be computed on the basis of a year of 365 days (or 366 days in a leap year); interest shall in each case be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Eurocurrency Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.12, if prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate, the Eurocurrency Rate, the LIBOR Rate, the Eur-IBOR Rate or the Local Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Currency and such Interest Period prior to the occurrence of a Benchmark Replacement Date in respect of such rate; or

(ii) the Administrative Agent is advised by the Required Lenders (or, in the case of a Competitive Eurocurrency Borrowing, any Lender that is required to make such Loan) that the Adjusted Eurocurrency Rate (in the case of a Syndicated Eurocurrency Borrowing) or the Eurocurrency Rate (in the case of a Competitive Eurocurrency Borrowing) for the applicable Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Syndicated Eurocurrency Borrowing shall be ineffective, (B) if any Borrowing Request requests a Syndicated Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing, (C) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency, then such request shall be ineffective and (D) any request by a Borrower for a Competitive Eurocurrency Borrowing shall be ineffective; provided that (x) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by a Borrower for Competitive Eurocurrency Borrowings may be made to Lenders that are not affected thereby, and (y) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. Furthermore, if any Eurocurrency Loan in any Currency is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.12(a) with respect to a Relevant Rate applicable to such Eurocurrency Loan, then (i) if such Eurocurrency Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day or (ii) if such Eurocurrency Loan is denominated in any Currency (other than Dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the relevant Borrower’s election prior to such day: (A) be prepaid by the relevant Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Currency) on such day (it being understood and agreed that if the relevant Borrower does not so prepay such Loan on such day by 12:00 noon, Local Time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon the Borrowers’ receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist, such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in such original Currency (in an amount equal to the Foreign Currency Equivalent of such Currency) on the day of such notice being given to the Borrowers by the Administrative Agent.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, solely with respect to a Loan denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the relevant Borrower may revoke any request for a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the relevant Borrower will be deemed to have converted any request for a Eurocurrency Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans or (y) any Eurocurrency Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Eurocurrency Loan in any Currency is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Eurocurrency Loan, then (i) if such Eurocurrency Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day or (ii) if such Eurocurrency Loan is denominated in any Currency (other than Dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the relevant Borrower’s election prior to such day: (A) be prepaid by the relevant Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Currency) on such day (it being understood and agreed that if the relevant Borrower does not so prepay such Loan on such day by 12:00 noon, Local Time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such Currency pursuant to this Section 2.12, such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in such original Currency (in an amount equal to the Foreign Currency Equivalent of such Currency) on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Currency.

SECTION 2.13 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement or insurance charge) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate); or

(ii) impose on any Lender or the London interbank market any other condition (other than Indemnified Taxes or Excluded Taxes) affecting this Agreement or Eurocurrency Loans or Fixed Rate Loans made by such Lender; or

(iii) subject the Administrative Agent, any Lender or any other recipient of any payments hereunder to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes);

and the result of any of the foregoing shall be to increase the cost to such Person of making, continuing, converting into or maintaining any Loan to any Borrower (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Person hereunder (whether of principal, interest or otherwise), then the respective Borrower will pay to such Person, in Dollars, such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13, and setting forth in reasonable detail calculations of such amount or amounts, shall be delivered to the Company and shall be conclusive absent manifest error. The respective Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Competitive Loans. Notwithstanding the foregoing provisions of this Section 2.13, a Lender shall not be entitled to compensation pursuant to this Section 2.13 in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan of any Borrower other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Syndicated Eurocurrency Loan of any Borrower other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan of any Borrower on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09(c) and is revoked in accordance herewith), (d) the failure by any Borrower to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan or (e) the assignment of any Syndicated Eurocurrency Loan or Fixed Rate Loan of any Borrower other than on the last day of an Interest Period therefor as a result of a request by the Company pursuant to Section 2.18, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for such Currency (in the case of a Syndicated Eurocurrency Loan) or the Eurocurrency Rate for such Currency (in the case of a Competitive Eurocurrency Loan) for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in such Currency from other banks in the eurocurrency market at the commencement of such period. No Borrower shall be responsible for losses described in this Section 2.14 arising more than six (6) months prior to its receipt of notice of such determination by the respective Lender requesting compensation for such loss. Such notice, to be effective, shall be accompanied by a calculation of such losses in reasonable detail. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Company and shall be conclusive absent manifest error. The respective Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15 U.S. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if any Borrower or other applicable withholding agent shall be required to deduct any Tax, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by such Borrower shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or other applicable withholding agent shall make such deductions and (iii) such Borrower or other applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. In addition (but without duplication), each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Company. The Company shall indemnify the Administrative Agent and each Lender (without duplication), within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is and remains entitled to an exemption from or reduction of withholding tax under the law of the United States of America, or any treaty to which the United States of America is a party, with respect to payments under this Agreement by any Borrower shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments by such Borrower to be made without withholding or at a reduced rate.

(f) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrowers to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement (including any Excluded Taxes and Taxes arising as a result of the Lender’s failure to maintain a Participant Register) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(f) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

SECTION 2.16 Foreign Taxes. For the avoidance of doubt, in the event of a conflict between Section 2.15 and Section 2.16, the provisions of this Section 2.16 shall govern with respect to any Foreign Taxes.

(a) Payments to be Made Free and Clear of Foreign Taxes. All payments on account of the principal of and interest on the Loans, fees and all other amounts payable hereunder by any Approved Borrower organized under a Foreign Jurisdiction to or for the account of the Administrative Agent or any Lender, including amounts payable under paragraph (c) of this Section 2.16, shall be made free and clear of and without reduction or liability for Foreign Taxes, except as required by applicable law. Such Approved Borrower will pay all Foreign Taxes applicable to any amounts payable by such Approved Borrower, without charge to or offset against any amount due to the Administrative Agent or any Lender, prior to the date on which penalties attach thereto, except for any such Foreign Taxes (other than Foreign Taxes imposed on or in respect of any amount payable by such Approved Borrower hereunder) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained, so long as no claim for such Foreign Taxes is or could reasonably be expected to be made on the Administrative Agent or any Lender.

(b) Indemnification by Approved Borrowers. Each Approved Borrower organized under a Foreign Jurisdiction shall indemnify the Administrative Agent and each Lender against, and reimburse the Administrative Agent and each Lender on demand for, any Foreign Taxes applicable to any amounts payable by such Approved Borrower and any loss, liability, claim or expense, including interest, penalties and legal fees, that the Administrative Agent or such Lender may incur at any time arising out of or in connection with any failure of such Approved Borrower to make any payment of Foreign Taxes when due.

(c) Gross-Up for Foreign Taxes. In the event that any Approved Borrower organized under a Foreign Jurisdiction is required by applicable law, decree or regulation to deduct or withhold Foreign Taxes from any amounts payable on, under or in respect of this Agreement or the Loans made to it, such Approved Borrower shall (to the fullest extent permitted by applicable law) promptly pay the Person entitled to such amount such additional amounts as may be required, after the deduction or withholding of Foreign Taxes, to enable such Person to receive from such Approved Borrower on the due date thereof, an amount equal to the full amount stated to be payable to such Person under this Agreement. Each Lender shall provide to such Approved Borrower such forms or certificates as such Approved Borrower may reasonably request to establish such Lender’s entitlement to an exemption from or reduction of Foreign Taxes, but no Lender shall be required to provide any form or certificate if it determines in its discretion that the provision of such form or certificate could adversely affect it or it is not legally entitled to provide such form or certificate.

(d) Evidence of Payment of Foreign Taxes. Each Approved Borrower organized under a Foreign Jurisdiction shall furnish to the Administrative Agent, upon the request of any Lender (through the Administrative Agent), together with sufficient certified copies for distribution to each Lender requesting the same (identifying the Lenders that have so requested), original official tax receipts (or certified copies thereof) in respect of each payment of Foreign Taxes required under this Section 2.16 made by such Approved Borrower or such other information, documents and receipts that the Administrative Agent or such Lender may reasonably require to establish to its satisfaction that full and timely payment has been made of all Foreign Taxes required to be paid under this Section 2.16 within 30 days after the date such payment is made.

SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments by the Borrowers. Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.13, 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without setoff, counterclaim or other deduction. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except that payments pursuant to Sections 2.13, 2.14, 2.15, 2.16, 2.18(b) and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder (including facility fees, payments required under Section 2.13, and payments required under Section 2.14 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.14, which are payable in such Foreign Currency) shall be made in Dollars. Notwithstanding the foregoing, if any Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if any Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing shall be made from the Lenders, each payment of a facility fee under Section 2.10 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.07 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments (or, in the case of payment of facility fees, pro rata according to the amounts of their respective Revolving Credit Exposures); (ii) each Syndicated Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Syndicated Loans) or their respective Loans (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Syndicated Loans by any Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of such Borrower held by them; and (iv) each payment of interest on Syndicated Loans by any Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans of such Borrower then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the respective Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15 or 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13, 2.15 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.13 or 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15 or 2.16, or if any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payment pursuant to Sections 2.13 or 2.14) and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts payable under Section 2.14 as a result of such assignment), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (y) if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (aa) the date on which the assignee Lender executed and delivered such Assignment and Assumption and/or such other documentation and (bb) the time such Lender receives payment under clause (x) above, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Company shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Lender (provided that the Company shall make no representation or warranty on behalf of such Lender in such Assignment and Assumption and/or such other documentation) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15 or 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.19 Expansion Option. The Company may from time to time elect to increase the Commitments in minimum increments of $100,000,000 so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $500,000,000. The Company may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments or extend Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company and the Administrative Agent (such approval not to be unreasonably withheld) and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit E hereto (with such changes as are reasonably agreed to by the Company, the Administrative Agent and the Increasing Lender), and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit F hereto (with such changes as are reasonably agreed to by the Company, the Administrative Agent and the Augmenting Lender). No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Commitments pursuant to this Section 2.19. Increases and new Commitments created pursuant to this Section 2.19 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 5.03 shall be satisfied or waived by the Required Lenders and (B) the Company shall be in compliance (on a pro forma basis) with the covenants contained in Sections 6.08 and 6.09 and (ii) the Administrative Agent shall have received documents and opinions of counsel consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments, (i) each Augmenting Lender, if any, shall become a Lender, (ii) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Syndicated Loans of all the Lenders to equal its Applicable Percentage of such outstanding Syndicated Loans, and (iii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Syndicated Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Syndicated Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (iii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.14 if the deemed payment occurs other than on the last day of the related Interest Periods.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement (including Sections 2.17(c) or 2.17(d)) to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the daily amount of the Commitment of such Defaulting Lender pursuant to Section 2.10(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included, and such Defaulting Lender shall not be deemed to be a Lender, in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently in an adverse manner than other affected Lenders shall require the consent of such Defaulting Lender and (ii) any amendment or modification that increases, or extends the maturity of, such Defaulting Lender’s Commitment, or reduces the principal amount of, or rate of interest on, any Loans made by such Defaulting Lender, shall require the consent of such Defaulting Lender; and

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.17 but excluding Section 2.18(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent in the following order of priority: (a) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (b) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (c) third, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans required to be funded by such Lender under this Agreement; (d) fourth, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (e) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that, with respect to this clause (e), if such payment is (x) a prepayment of the principal amount of any Loans which such Defaulting Lender has funded and (y) made at a time when the conditions set forth in Section 5.03 are satisfied, such payment shall be applied solely to prepay the Applicable Percentage of the outstanding principal amount of Loans of each non-Defaulting Lender prior to being applied to the prepayment of the Loans of such Defaulting Lender.

In the event that the Administrative Agent and the Company agree in writing in their discretion that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders and/or make such other adjustments as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, whereupon such Lender will cease to be a Defaulting Lender and any amounts held in the segregated account referenced above shall be distributed to such Lender, provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in the status of Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

SECTION 2.21 Extension of Commitment Termination Date.

(a) Requests for Extension. The Company may, by notice to the Administrative Agent (the “Extension Notice”) (who shall promptly notify the Lenders) at any time and from time to time request that each Lender extend such Lender’s then existing Commitment Termination Date (the “Existing Commitment Termination Date”) to the date that is one year after the Commitment Termination Date then in effect for such Lender (the “Extended Commitment Termination Date”). The Extension Notice shall set forth the proposed terms (the “Extension Terms”) for the Loans requested to be extended (the “Extended Loans”), including (i) the final maturity date thereof (which shall not exceed the Extended Commitment Termination Date), (ii) the interest rate margins with respect to such Extended Loans (which may be higher or lower than the interest rate margins for the then outstanding Loans), and/or (iii) any additional fees payable to the Lenders providing such Extended Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (ii).

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 15 days after the date on which the Administrative Agent received the Company’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Commitment Termination Date and agrees with the other Extension Terms, an “Extending Lender”). Each Lender that determines not to so extend its Commitment Termination Date or that does not agree with the other Extension Terms (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for extension of the Commitment Termination Date.

(c) Notification by Administrative Agent. The Administrative Agent shall promptly notify the Company of each Lender’s determination under this Section 2.21.

(d) Additional Commitment Lenders. The Company shall have the right, but shall not be obligated, on or before the applicable Existing Commitment Termination Date for any Non-Extending Lender to replace such Non-Extending Lender by causing such Non-Extending Lender to (and such Non-Extending Lender shall be obligated to assign pursuant to Section 9.04) assign all of its rights and obligations pursuant to this Agreement to one or more assignees that agree to such Extension Terms and are not Ineligible Institutions, which shall be added as “Lenders” hereunder (each, an “Additional Commitment Lender”). In connection with the replacement of any Non-Extending Lender, the applicable Additional Commitment Lender shall enter into an Assignment and Assumption in accordance with and subject to the restrictions contained in Section 9.04 (with the Company or such Additional Commitment Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which (i) all the outstanding principal amount of the Loans so assigned of such Non-Extending Lender, together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder shall be paid in full by the Additional Commitment Lender to such Non-Extending Lender and (ii) such Additional Commitment Lender shall assume all or part of the Commitment of such Non-Extending Lender (and, if any such Additional Commitment Lender is already a Lender, its Commitment so assumed shall be in addition to such Lender’s Commitment hereunder on such date); provided that if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the Additional Commitment Lender executed and delivered such Assignment and Assumption and/or such other documentation and (B) the date as of which all the outstanding principal amount of the Loans so assigned of such Non-Extending Lender, together with accrued interest thereon, accrued fees and all other amounts payable to such Non-Extending Lender hereunder shall be paid in full by the Additional Commitment Lender to such Non-Extending Lender, then the Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Company shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Non-Extending Lender (provided that the Company shall make no representation or warranty on behalf of such Non-Extending Lender in such Assignment and Assumption and/or such other documentation). The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions contemplated by this Section 2.21 (including the implementation of the Extension Terms) with the consent of the Company but without the consent of any Non-Extending Lender.

(e) Effective Date of Extension. The Commitment Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date that is one year after the Existing Commitment Termination Date (except that, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder, effective on the date notified by the Company to the Administrative Agent so long as the following conditions precedent shall be satisfied or waived on such date (the “Extension Date”):

(i) no Default shall have occurred and be continuing on such Extension Date and immediately after giving effect thereto;

(ii) the representations and warranties of the Company in Part A of Article III of the Agreement (and the representations and warranties of each Approved Borrower, if any, then party to this Agreement in Part B of Article III of the Agreement are true and correct in all material respects or in all respects if the applicable representation or warranty is qualified by material adverse effect or other materiality qualifiers on and as of such Extension Date and after giving effect thereto, except in the case of any such representation or warranty that expressly relates to an earlier date, in which case such representation or warranty is true and correct in all material respects or in all respects if the applicable representation or warranty is qualified by material adverse effect or other materiality qualifiers on and as of such earlier date;

(iii) the Administrative Agent shall have received (A) a certificate from the Company signed by a senior financial officer of the Company certifying the accuracy of the foregoing clauses (i) and (ii) and (B) secretary certificates of the Company and of each other Borrower certifying and attaching the authorizations of the Company or such Borrower, as applicable, approving or consenting to such extension; and

(iv) the aggregate amount of the Commitments of the Lenders that have agreed to extend their Commitment Termination Date and the new or increased Commitments of any Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to such Extension Date.

Extension Terms (other than the extension of the Commitment Termination Date) shall become applicable to the Extended Loans on the Existing Termination Date. Notwithstanding the foregoing no more than one (1) extension of the Commitment Termination Date shall be permitted hereunder.

(f) Commitment Termination Date for Non-Extending Lenders. On the Commitment Termination Date of each Non-Extending Lender, (i) the Commitment of each Non-Extending Lender shall automatically terminate and (ii) the Company shall repay any outstanding Loans of such Non-Extending Lender in accordance with Section 2.08 (and shall pay to such Non-Extending Lender all of the other obligations owing to it under this Agreement). The Administrative Agent shall administer any necessary reallocation of the Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement, and the Company hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans and the reallocation described in this clause (f), in each case on the terms and in the manner set forth in Section 2.14).

(g) Conflicting Provisions. This Section 2.21 shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Loans extended pursuant to this Section 2.21 and any prepayment or termination, as applicable, of the Loans or Commitments of any Non-Extending Lender) and hereby waive the requirements of any provision of this Agreement (including Section 2.17 and Section 9.02) that may otherwise prohibit any transaction contemplated by this Section 2.21.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Representations and Warranties. Each of the Company and the Approved Borrowers, as applicable, represents and warrants to the Lenders that:

Part A. Representations and Warranties of the Company.

SECTION 3.01 Corporate Existence. Each of the Company and its Material Subsidiaries: (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation (or, in the case of a Material Subsidiary that is not a corporation, is a partnership or other entity duly organized and validly existing under the laws of its jurisdiction of organization); (b) has all requisite legal power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

SECTION 3.02 Financial Condition. The Company has heretofore furnished to the Lenders (i) the consolidated balance sheets of the Company and its Consolidated Subsidiaries as at December 31, 2018, December 31, 2019 and December 31, 2020 and the related consolidated statements of operations, cash flows and changes in common shareholders’ equity of the Company and its Consolidated Subsidiaries for the three fiscal years ended December 31, 2020, with the opinion thereon of Deloitte & Touche LLP and (ii) the unaudited consolidated balance sheets and related statements of operations, cash flows and stockholders’ equity of the Company and its Consolidated Subsidiaries for the fiscal quarter ended March 31, 2021. Such financial statements fairly present, in all material respects, the consolidated financial condition of the Company and its Consolidated Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods presented, all in accordance with GAAP (except, in the case of clause (ii), for normal year-end audit adjustments and/or absence of full footnote disclosures). Neither the Company nor any of its Material Subsidiaries had on said dates any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since December 31, 2020, there has been no event or condition that could result in a Material Adverse Effect.

SECTION 3.03 Litigation. The legal or arbitral proceedings, and proceedings by or before any Governmental Authority, now pending or (to the knowledge of the Company) threatened against the Company and/or any of its Material Subsidiaries will not, in the opinion of the General Counsel of the Company, result in imposition of liability or assessment against (including seizure of) property that would result in a Material Adverse Effect.

SECTION 3.04 No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company or any of its Subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, other than immaterial conflicts under contractual obligations.

SECTION 3.05 Corporate Action of the Obligors. The Obligors have all necessary corporate power and authority to execute, deliver and perform their obligations under this Agreement; the execution, delivery and performance by the Obligors of this Agreement have been duly authorized by all necessary corporate action on their part; and this Agreement has been duly and validly executed and delivered by the Obligors and constitutes the legal, valid and binding obligation of the Obligors, enforceable in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

SECTION 3.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Obligors of this Agreement or for the validity or enforceability thereof.

SECTION 3.07 Use of Loans. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any Loan hereunder will be used to buy or carry, or to extend credit to others to buy or carry, any Margin Stock.

SECTION 3.08 ERISA. (i) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and (ii) have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions or scheduled payments in the ordinary course of business) which, when taken together with all other such liabilities incurred, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Taxes. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other tax returns required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries except (i) for those being contested in good faith and for which adequate reserves have been established in accordance with GAAP or (ii) to the extent that such failure to file or pay such taxes would not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Material Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate. If the Company is a member of an affiliated group of corporations filing consolidated returns for United States Federal income tax purposes, it is the “common parent” of such group.

SECTION 3.10 Investment Company Act. None of the Obligors is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.11 Credit Agreements. Schedule II is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Material Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $150,000,000 and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in Schedule II.

SECTION 3.12 Hazardous Materials and Environmental Matters.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect:

(i) The Company and each of its Material Subsidiaries have obtained all permits, licenses and other authorizations (“Permits”) required under all applicable Environmental Laws, for their respective operations, businesses and assets, and such Permits are in full force and effect and the Company and each of its Material Subsidiaries are in compliance with the terms and conditions of all such Permits;

(ii) the Company and each of its Material Subsidiaries, and their respective operations and assets, are in compliance with all applicable Environmental Laws;

(iii) neither the Company nor any of its Material Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Laws, nor does the Company or any of its Material Subsidiaries have knowledge that any such notice will be received or is being threatened;

(iv) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company or any of its Material Subsidiaries, threatened, under any Environmental Law to which the Company or any of its Material Subsidiaries is or will be named as a party, nor are any of them subject to any consent decree, or consent order or other orders or judgments under any Environmental Law;

(v) there has been no Release or threat of Release of Hazardous Materials at, on, under or from any properties or facilities currently, or to the knowledge of the Company or any of its Material Subsidiaries, formerly, owned or operated by any of them which would reasonably be expected to result in a violation of or liability under any Environmental Laws on the part of any of them; and

(vi) neither the Company nor any of its Material Subsidiaries has contractually assumed or undertaken responsibility for any liability or obligation of any Person arising under or relating to any Environmental Laws.

(b) Compliance Review. In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has reasonably concluded that, except as expressly disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

SECTION 3.13 Full Disclosure. The Company has heretofore furnished to each of the Lenders a true copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”) and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, as filed by the Company with the Securities and Exchange Commission. Except as disclosed in writing to the Lenders, the annual, quarterly and other periodic reports referenced in this Section 3.13 or Section 3.02, in each case as of the respective date thereof, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. As of the Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification (if any) provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.14 Anti-Terrorism Laws and Sanctions. To the extent applicable, the Company, each other Borrower and each Material Subsidiary is in compliance, in all material respects, with (i) the Patriot Act, (ii) the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., as amended, and (iii) any sanctions administered by (a) the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority of the United States, the United Nations, the European Union or the United Kingdom, which administers legally binding economic or trade sanctions (“Sanctions”). Neither the Company, any other Borrower or any Material Subsidiary nor, to the knowledge of the Company, any director, officer or employee of the Company, any other Borrower or any Material Subsidiary, is the target of any Sanctions. No proceeds of the Loans will be used by the Company, any other Borrower or any Material Subsidiary, directly or to its knowledge indirectly, except as otherwise permitted for a Person required to comply with Sanctions, for the purpose of funding or financing any activities or business of any Person that at the time of such funding or financing is the target of any Sanctions.

Part B. Representations and Warranties of the Approved Borrowers. Each Approved Borrower represents and warrants to the Lenders that:

SECTION 3.15 Existence of Approved Borrowers. It (a) is duly organized and validly existing under the laws of the jurisdiction of its formation; (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

SECTION 3.16 No Breach. None of the execution and delivery of its Designation Letter, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of such Approved Borrower, or any applicable law or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any agreement or instrument to which such Approved Borrower or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

SECTION 3.17 Corporate Action. Such Approved Borrower has all necessary power and authority to execute, deliver and perform its obligations under its Designation Letter and to perform its obligations hereunder; the execution and delivery by such Approved Borrower of its Designation Letter and the performance by such Approved Borrower hereunder and thereunder have been duly authorized by all necessary action on its part; and its Designation Letter when executed and delivered by such Approved Borrower, will constitute, the legal, valid and binding obligation of such Approved Borrower, enforceable in accordance with its terms.

SECTION 3.18 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by such Approved Borrower of its Designation Letter or for the validity or enforceability thereof.

SECTION 3.19 Taxes on Payments of Approved Borrowers. Except as disclosed to the Lenders in writing prior to the delivery of such Approved Borrower’s Designation Letter, there is no income, stamp or other tax of any country, or of any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by such Approved Borrower pursuant hereto, or is imposed on or by virtue of the execution, delivery or enforcement of its Designation Letter.

ARTICLE IV

GUARANTEE

SECTION 4.01 Guarantee. The Company guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code, regardless of whether allowed or allowable in such proceeding) on the Loans made by the Lenders to, and the promissory notes held by the Lenders pursuant to Section 2.08(f) of, any Approved Borrower and all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any Approved Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by any Approved Borrower under this Agreement (including pursuant to its Designation Letter), in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Company hereby further agrees that if any Approved Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This is a guarantee of payment and not of collection.

SECTION 4.02 Obligations Unconditional. The obligations of the Company under Section 4.01 are absolute and unconditional irrespective of the value, genuineness, validity, regularity, legality or enforceability of the obligations of any Approved Borrower under this Agreement or any other agreement or instrument referred to herein or therein (including any Designation Letter), or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (including any immunity, sovereign or otherwise, to which any Approved Borrower may be entitled), it being the intent of this Section 4.02 that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of the Company hereunder:

(a) at any time or from time to time, without notice to the Company, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be amended, done or omitted;

(c) the unenforceability, illegality, invalidity or non-provability of any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein;

(d) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Person;

(e) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any Guaranteed Obligations;

(f) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Person; or

(g) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented, or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

The Company hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Approved Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 4.03 Reinstatement. The obligations of the Company under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Approved Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Company agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration.

SECTION 4.04 Subrogation. The Company hereby waives all rights of subrogation or contribution, whether arising by operation of law (including any such right arising under the Bankruptcy Code, as now or hereafter in effect) or otherwise, by reason of any payment by it pursuant to the provisions of this Article IV and further agrees that for the benefit of each of its creditors (including each Lender and the Administrative Agent) that any such payment by it of the Guaranteed Obligations of any Approved Borrower shall constitute a contribution of capital by the Company to such Approved Borrower or, if evidenced by an instrument in form and substance (and containing terms of subordination) satisfactory to the Required Lenders, indebtedness subordinated in right of payment to the principal of and interest (including post-petition interest) on the Loans owing by such Approved Borrower.

SECTION 4.05 Remedies. The Company agrees that, as between the Company and the Lenders, the obligations of any Approved Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Approved Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Approved Borrower) shall forthwith become due and payable by the Company for purposes of said Section 4.01.

SECTION 4.06 Continuing Guarantee. The guarantee in this Article IV is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

ARTICLE V

CONDITIONS

SECTION 5.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which the Administrative Agent (or its counsel) shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a) Executed Counterparts. From each initial Obligor, a counterpart of this Agreement signed on behalf of such initial Obligor (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page).

(b) Opinion of Counsel to the Company. A favorable written opinion of (i) Debevoise & Plimpton LLP, special New York counsel for the Company and (ii) Tong Zou, General Counsel M&A of the Company, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance (and the Company hereby instructs such counsel to deliver such opinions to the Lenders and the Administrative Agent).

(c) Corporate Documents. Such documents and certificates as the Administrative Agent, any Lead Arranger or their counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the borrowings hereunder by the Company, and the Guarantee of the Guaranteed Obligations by the Company, each of which shall be reasonably satisfactory to the Lead Arrangers in form and substance.

(d) Officer’s Certificate. A certificate, dated the Effective Date and signed by the Chief Executive Officer or Chief Financial Officer or another senior financial officer of the Company, in the form of Exhibit C.

(e) Patriot Act; Beneficial Ownership Regulation. (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Company reasonably requested that is required by applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least ten (10) days prior to the Effective Date and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (e) shall be deemed to be satisfied).

(f) Other Documents. Such other documents as the Administrative Agent may reasonably request.

The effectiveness of the obligations of the Lenders to make Loans hereunder shall also be subject to the conditions precedent that:

(i) No Material Adverse Change. The Administrative Agent shall have received a certificate from a senior financial officer of the Company that the representation and warranty set forth in the last sentence of Section 3.02 is true and correct in all respects.

(ii) Fees. The Company shall have paid such fees as it shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Latham & Watkins LLP, special New York counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Loans hereunder (to the extent that statements for such fees and expenses have been delivered to the Company).

The Administrative Agent shall notify in writing the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 5.02 Initial Loan to any Approved Borrower. The obligations of the Lenders to make Loans hereunder to any Approved Borrower shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a) Designation Letter. A Designation Letter, duly executed by such Approved Borrower and the Company.

(b) Opinion of Counsel to Approved Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders) of counsel for such Approved Borrower, in form and substance satisfactory to the Administrative Agent.

(c) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Approved Borrower, the authorization of the borrowings hereunder by such Approved Borrower and of the guarantee of the obligations of the Approved Borrower hereunder by the Company, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Financial Statements. The financial statements of such Approved Borrower required pursuant to the fourth paragraph of such Approved Borrower’s Designation Letter.

(e) Other Documents. Such other documents as the Administrative Agent or any Applicable Lender may reasonably request.

SECTION 5.03 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Company in Part A of Article III (other than Section 3.03 and the last sentence of Section 3.02) shall be true and correct in all material respects or in all respects if the applicable representation or warranty is qualified by material adverse effect or other materiality qualifiers on and as of the date of such Borrowing;

(b) in the case of any Borrowing by an Approved Borrower, the representations and warranties of such Approved Borrower in Part B of Article III shall be true and correct in all material respects or in all respects if the applicable representation or warranty is qualified by material adverse effect or other materiality qualifiers on and as of the date of such Borrowing; and

(c) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Company and the respective Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE VI

COVENANTS OF THE COMPANY

The Company agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all accrued interest thereon and all other amounts due and payable by any Obligor hereunder:

Part A. Affirmative Covenants.

SECTION 6.01 Financial Statements. The Company shall deliver to the Administrative Agent on behalf of the Lenders (and upon receipt thereof the Administrative Agent shall promptly deliver to the Lenders):

(a) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated statements of earnings and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company which certificate shall state that said financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Consolidated Subsidiaries on a consolidated basis as of and for the periods presented in accordance with GAAP consistently applied;

(b) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, consolidated statements of earnings, cash flows and common shareholders’ equity of the Company and its Consolidated Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of Deloitte & Touche LLP or any other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present, in all material respects, the consolidated financial condition and results of operations and cash flows of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year;

(c) promptly upon their becoming available, notices of the filing of all regular periodic reports which the Company shall have filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed, provided that, where any such mailed copies shall also have been filed with the Securities and Exchange Commission, the requirements of this paragraph shall be satisfied by the posting of such filings as contemplated below in the last paragraph of this Section 6.01;

(e) promptly after the Company knows or has reason to know that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken and proposes to take with respect thereto;

(f) as soon as available and in any event within 100 days after the end of each fiscal year of each Approved Borrower but only to the extent prepared by the Company or such Approved Borrower, statements of earnings, cash flow and common shareholders’ equity (if any) of such Approved Borrower for such year and the related balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present the financial condition and results of operations of such Approved Borrower in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such fiscal year;

(g) prompt written notice to the Administrative Agent and each of the Lenders upon any officer of the Company becoming aware of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(h) from time to time (x) such other information regarding the business, affairs or financial condition of the Company or any of its Material Subsidiaries (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Administrative Agent may reasonably request (on its own behalf or on behalf of any Lender) and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

The Company will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken and proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 6.08 and 6.09 as of the end of the respective quarterly fiscal period or fiscal year.

Information required to be delivered pursuant to this Section 6.01 (other than the certificate described in the preceding paragraph) shall be deemed to have been delivered in accordance with this Section 6.01 on the date on which such information has been posted (i) on the Company’s website on the Internet, (ii) at www.sec.gov or (iii) at another website identified by the Company in a notice to the Administrative Agent and accessible by the Lenders without charge.

SECTION 6.02 Litigation. The Company will promptly give to the Administrative Agent (and upon receipt thereof the Administrative Agent shall promptly give to the Lenders) notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company or any of its Material Subsidiaries, except any proceeding which would not reasonably be expected to result in a Material Adverse Effect. Information required to be delivered pursuant to this Section 6.02 shall be deemed to have been delivered in accordance with this Section 6.02 on the date on which such information has been posted (i) on the Company’s website on the Internet, (ii) at www.sec.gov, or (iii) at another website identified by the Company in a notice to the Administrative Agent and accessible by the Lenders without charge.

SECTION 6.03 Corporate Existence, Etc.

(a) The Company will, and will cause each of its Material Subsidiaries to: preserve and maintain its legal existence and all of its material rights, privileges and franchises (provided that nothing in this Section 6.03 shall prohibit any transaction expressly permitted under Section 6.06); comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority if failure to comply with such requirements would reasonably be expected to result in a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which material penalties attach thereto, except for (i) any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or (ii) where the failure to so pay, discharge or otherwise satisfy such tax, assessment, charge or levy would not reasonably be expected to result in a Material Adverse Effect; maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; provided, however, that the Company or any Subsidiary of the Company may discontinue the maintenance of a property if such discontinuance is, in the opinion of the Company, desirable in the conduct of its business and is not likely to have a Material Adverse Effect; keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities; and upon reasonable advance notice, permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent.

(b) The Company will, and will cause each of its Material Subsidiaries to, (a) comply with all applicable Environmental Laws and obtain and comply with all Permits required by applicable Environmental Laws; and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial and other corrective actions as required under any Environmental Laws unless being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect thereto in accordance with GAAP, except in each case where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c) The Company will conduct its business in material compliance with Anti-corruption Laws and Sanctions and will be subject to, and will cause each Borrower to be subject to, policies and procedures instituted and maintained by the Company designed to promote and achieve compliance with such laws.

SECTION 6.04 Insurance. The Company will maintain, and will cause each of its Subsidiaries to maintain, insurance underwritten by financially sound and reputable insurers, or self-insurance (in accordance with normal industry practice) in such amounts and against such risks as ordinarily is carried or maintained by owners of like businesses and properties in similar circumstances.

SECTION 6.05 Use of Proceeds. The Company will, and will cause each Approved Borrower to, use the proceeds of the Loans made to it hereunder solely for its general corporate purposes (in compliance with all applicable legal and regulatory requirements), including acquisition financing; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

Part B. Negative Covenants.

SECTION 6.06 Prohibition of Fundamental Changes. The Company will not, nor will it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, and will not permit any of its Material Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the business or assets of the Company and its Material Subsidiaries (taken as a whole), whether now owned or hereafter acquired (excluding any inventory or other assets sold or disposed of in the ordinary course of business). Notwithstanding the foregoing provisions of this Section 6.06:

(a) any Subsidiary of the Company may be merged or consolidated with or into: (i) the Company if the Company shall be the continuing or surviving corporation or (ii) any other Subsidiary;

(b) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Subsidiary of the Company;

(c) any Subsidiary of the Company may merge or consolidate with any other Person if the surviving Person is a Subsidiary of the Company; and

(d) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.

SECTION 6.07 Limitation on Liens. The Company will not, nor will it permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of the Company or any of its Material Subsidiaries, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

(c) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Material Subsidiaries;

(f) Liens on assets of Persons that become Subsidiaries of the Company after the date of this Agreement, provided that such Liens are in existence at the time the respective Persons become Subsidiaries of the Company and were not created in anticipation thereof;

(g) Liens upon real and/or tangible personal property acquired after the date hereof (by purchase, construction or otherwise) by the Company or any of its Material Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of the respective property; provided in the case of clause (B) that such Lien attaches to such asset within 270 days after the acquisition or completion of construction and commencement of full operations thereof; provided further that no such Lien shall extend to or cover any property of the Company or such Material Subsidiary other than the respective property so acquired and improvements thereon;

(h) Liens on assets consisting of a capital project and rights related thereto (“Project Assets”) securing Indebtedness incurred to finance the acquisition, construction or development of such Project Assets; provided that (x) such Indebtedness is non-recourse to any other assets; (y) the aggregate principal amount of Indebtedness secured by Liens permitted by this paragraph (h) may at no time exceed $200,000,000 and (z) such Liens attach to such Project Assets within two years after the initial acquisition or completion of construction or development of such Project Assets;

(i) Liens upon real and/or personal property of the Company or any Material Subsidiary of the Company in favor of the United States of America or any State thereof, any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or any bonding authority (including any authority established for the issuance of industrial revenue bonds or similar instruments) to secure partial, progress, or advance or other payments pursuant to any contract or statute or to secure Indebtedness (including, but not limited to, industrial revenue bonds and similar instruments) incurred for the purpose of refinancing all or any part of the purchase price or cost of constructing or improving such property;

(j) Liens on (i) accounts receivable and related contract rights, letters of credit, accounts and similar assets arising in connection with any securitization transaction, and (ii) promissory notes, regulatory and any other related assets in connection with any financing transaction, in each case whether denominated as sales or borrowings;

(k) Liens granted to provide security in substitution for collateral presently securing existing Indebtedness, so long as such substitute collateral does not cover any property other than the property securing such existing Indebtedness;

(l) Liens securing judgments up to $200,000,000 for the payment of money in an amount not resulting (whether immediately or with the passage of time) in an Event of Default under subsection (h) of Article VII;

(m) Liens in existence on the date hereof and listed on Schedule IV;

(n) additional Liens upon property, assets or revenues created after the date hereof, provided that the aggregate outstanding Indebtedness secured thereby and incurred on and after the date hereof shall not at any time exceed 10% of Tangible Assets; and

(o) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property);

and provided further that the sale, mortgage or other transfer of timber in connection with an arrangement under which the Company or any of its Subsidiaries is obligated to cut such timber (or any portion thereof) in order to provide the transferee with a specified amount of money (however determined) shall not be deemed to create Indebtedness secured by a Lien hereunder.

SECTION 6.08 Total Debt to Total Capital Ratio. The Company will not at any time permit the ratio of Total Debt to Total Capital to exceed 0.60 to 1.

SECTION 6.09 Minimum Consolidated Net Worth. The Company will not at any time permit Consolidated Net Worth to be less than $9,000,000,000.

ARTICLE VII

EVENTS OF DEFAULT

If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) Any Borrower shall default in the payment when due of any principal of any Loan; or any Borrower shall default in the payment when due of any interest on any Loan or any other amount payable by it hereunder and such default shall continue unremedied for five or more Business Days; or

(b) Any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness (other than (i) Indebtedness hereunder, (ii) Project Indebtedness, or (iii) Indebtedness owed by any Material Subsidiary to the Company) of the Company or any of its Material Subsidiaries aggregating $200,000,000 or more shall occur, if the effect of such event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice) shall be required to commence a grace period or declare the occurrence of any event of default before notice of Acceleration may be delivered, such Default Notice shall have been given; or

(c) Any representation, warranty or certification made or deemed made herein or in any Designation Letter (or in any modification or supplement hereto or thereto) by any Obligor, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or of any Designation Letter (or thereof), shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(d) The Company shall default in the performance of any of its obligations under any of Sections 6.01(e), 6.06, 6.07, 6.08 or 6.09; or any Obligor shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of thirty days after notice thereof to such Obligor (through notification to the Company) by the Administrative Agent or any Lender (through the Administrative Agent); or

(e) The Company or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) The Company or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced, without the application or consent of the Company or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Material Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Company or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more days; or an order for relief against the Company or such Material Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(h) A final judgment or judgments for the payment of money in excess of $200,000,000 in the aggregate shall be rendered by a court or courts against the Company and/or any of its Material Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company or the relevant Material Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(j) Any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act it being agreed that an employee of the Company or any Consolidated Subsidiary for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a group of persons within the meaning of said Section 13 or 14 solely because such employee’s shares are held by a trustee under said plan) shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under the Exchange Act, as amended) of 35% or more of the outstanding shares of stock of the Company having by the terms thereof ordinary voting power to elect (whether immediately or ultimately) a majority of the board of directors of the Company (irrespective of whether or not at the time stock of any other class or classes of stock of the Company shall have or might have voting power by reason of the happening of any contingency); or

(k) During any period of 24 consecutive calendar months, a majority of the board of directors of the Company shall no longer be composed of individuals (i) who were members of said board of directors on the first day of such period or (ii) whose election or nomination to said board of directors was approved by individuals referred to in clause (j) above constituting at the time of such election or nomination at least a majority of said board of directors; or

(l) Any “Change of Control Triggering Event” (as defined in the Supplemental Indenture dated as of June 10, 2019 between the Company and The Bank of the New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon (formerly known as The Bank of New York)), as trustee, as such Supplemental Indenture is in effect on such date) shall occur; or

(m) Article IV of this Agreement shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or the Company shall repudiate or deny any portion of its liability or obligation for the obligations of any Approved Borrower hereunder or any of the Guaranteed Obligations;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Article VII with respect to any Obligor, (a) the Administrative Agent may and, upon request of Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time, shall, by notice to the Company, cancel the Commitments and they shall thereupon terminate, and (b) the Administrative Agent may and, upon request of Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans (including Competitive Loans) shall, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder (including any amounts payable under Section 2.14) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Article VII with respect to any Obligor, the Commitments shall automatically be canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder (including any amounts payable under Section 2.14) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable Requirements of Law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, subject to the consent of the Company (which consent shall not be unreasonably withheld or delayed), provided that the Company’s consent shall not be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent shall, on behalf of the Lenders, appoint a successor Administrative Agent, subject to the consent of the Company (which consent shall not be unreasonably withheld or delayed), provided that the Company’s consent shall not be required if an Event of Default has occurred and is continuing. If the Administrative Agent notifies the Company that no Person has accepted such appointment, then such resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e)(ii) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, subject to the consent of the Company (which consent shall not be unreasonably withheld or delayed), provided that the Company’s consent shall not be required if an Event of Default has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed and shall have accepted such appointment within 30 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders or their Affiliates, if any, identified in this Agreement as a Lead Arranger or Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lead Arrangers, the Syndication Agent or such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders and their Affiliates in their respective capacities as Lead Arrangers or Syndication Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company or to any Borrower at Office of the Treasurer, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197 (Telecopy No. (901) 214-1218; Telephone No. (901) 419-4740); with a copy to the Office of the General Counsel, 6400 Poplar Avenue, Memphis, TN 38197 (Telecopy No. (901) 214-0647; Telephone No. (901) 419-3817);

(ii) if to the Administrative Agent, to JPMCB, Loan and Agency Services – 500 Stanton Christiana Road, NCC5, Floor 1, Newark, Delaware 19713, Attention of Matt Guarino (matt.guarino@jpmorgan.com); and

(iii) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Company and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt; provided, if any notice or other communication is received after a recipient’s normal business hours, such notice or other communication shall be deemed received upon the opening of the next Business Day. Each Approved Borrower hereby agrees that any notice or other communication provided for herein to be given by or to such Approved Borrower may be given by or to the Company on behalf of such Approved Borrower in the manner specified above and neither the Administrative Agent nor any Lender shall be required to accept as effective any notice or other communication purporting to have been issued directly by an Approved Borrower (and not by the Company on behalf of such Approved Borrower).

Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b) Posting of Communications.

(i) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and each of the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iii) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, OTHER THAN DIRECT ACTUAL DAMAGES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY APPLICABLE PARTY (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT).

(iv) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(v) Subject to Section 9.12, each of the Lenders and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vi) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(c) Public/Private. Each Obligor hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications and (ii) to Public Siders such Communications and only such Communications that the Company clearly identifies in writing as being available for communication to Public Siders (“Public Sider Communications”). The Company represents and warrants that no Public Sider Communication contains or will contain any MNPI. “Private Siders” means Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” means Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to the Company or its Affiliates’ securities or loans. “MNPI” means material non-public information (within the meaning of United States federal securities laws) with respect to the Company, its Affiliates and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any Person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Each Lender confirms that it has developed procedures to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will designate at least one individual to receive Private Sider Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Sider Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Sider Communications does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Private Sider Communications that such electing Lender does not have, and takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Sider Communications.

SECTION 9.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Subject to Section 2.12(b), (c) and (d), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by (x) each Borrower and (y) the Required Lenders or the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder, or reductions of Commitments, shall be applied as among the Lenders or Types or Classes of Loans, without the written consent of each Lender affected thereby, or

(v) change any of the provisions of this Section 9.02 or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or release or limit the Company’s obligations (including, without limitation, those obligations under Article IV hereof) in respect of any Approved Borrower, without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

SECTION 9.03 Expenses; Limitation of Liability; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of one primary counsel (in addition to one local counsel per jurisdiction) for the Administrative Agent and the Lead Arrangers, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement or any proposed or effective amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Lead Arrangers or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility owned or operated by the Company or any of its Subsidiaries, or any liability arising under any Environmental Law related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent and the Lead Arrangers under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent and the Lead Arrangers such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Borrowers of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent and the Lead Arrangers, as applicable, in their respective capacities as such.

(d) Waiver of Consequential Damages Etc. To the extent permitted by applicable law, no Obligor shall assert, and hereby waives, any claim against any of the Administrative Agent, any Lead Arranger and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent of direct or actual damages that have resulted from the willful misconduct, bad faith or gross negligence of such Lender-Related Person (as determined by a court of competent jurisdiction in a final and nonappealable judgment), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) Successors Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Lead Arrangers, Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lead Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Company (such consent not to be unreasonably withheld; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), provided that no consent of the Company shall be required for an assignment to a Lender or, if an Event of Default referred to in clause (a), (e), (f) or (g) of Article VII has occurred and is continuing, any other assignee; and

(B) the Administrative Agent (such consent not to be unreasonably withheld).

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing,

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans,

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations theretofore held by it as a Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of and subject to the obligations of Sections 2.13, 2.14, 2.15, 2.16, 9.03 and 9.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) Maintenance of Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Obligors, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Obligors, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section 9.04 and any written consent to such assignment required by paragraph (b)(i) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations.

(i) Participations Generally. Any Lender may, without the consent of the Company or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Obligors, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b), that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Company agrees that each Participant shall be entitled to the benefits of and subject to the obligations under Sections 2.13, 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section 9.04. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender. Notwithstanding anything in this paragraph to the contrary, any bank that is a member of the Farm Credit System that (a) has purchased a participation from CoBank in the minimum amount of $5,000,000 on or after the Effective Date, (b) is, by written notice to the Company and the Administrative Agent (“Voting Participant Notification”), designated by CoBank as being entitled to be accorded the rights of a voting participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (c) receives prior written consent of the Company and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of CoBank shall be correspondingly reduced), on a dollar-for-dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of assignee as set forth in Exhibit A hereto and (ii) state the Dollar amount of the participation purchased. Notwithstanding the foregoing, each of the following members of the Farm Credit System shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Company and the Administrative Agent: (i) 1st Farm Credit Services, FLCA, (ii) American AgCredit, FLCA, (iii) AgFirst Farm Credit Bank, (iv) United FCS, FLCA dba FCS Commercial Finance Group, (v) Farm Credit West, FLCA, (vi) Farm Credit Bank of Texas, (vii) Farm Credit Mid-America, FLCA, (viii) Farm Credit of New Mexico, FLCA, a wholly owned subsidiary of Farm Credit of New Mexico, ACA, (ix) Farm Credit Services of America, FLCA and (x) Northwest Farm Credit Services, FLCA. The Company and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.

(ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.15 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Obligors, to comply with Section 2.15(e) as though it were a Lender (it being understood that the documentation required under Section 2.15 shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, an amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by any Obligor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided, that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agree that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Obligor against any of and all the obligations of such Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and each Designation Letter shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York, Borough of Manhattan (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (ii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iii) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 9.09(b)(i) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 9.01(a) or at such other address of which the Administrative Agent, any such Lender and the Company shall have been notified pursuant thereto (and for such purpose, each Approved Borrower hereby irrevocably appoints the Company as its authorized agent to accept such service of process in New York with respect to this Agreement and its Designation Letter); and

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to Section 9.09(b)(i) above) shall limit the right to sue in any other jurisdiction.

SECTION 9.10 Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. Each Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Company or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and each Obligor hereby authorizes each Lender to share any information delivered to such Lender by the Company and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section 9.12 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory body (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) subject to an agreement containing provisions substantially the same as those of this paragraph, to any credit insurance provider relating to any Borrower and its obligations under this Agreement, (viii) with the consent of the Company or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this paragraph, “Information” means all information received from any Obligor relating to the Company or any of its Subsidiaries (or their business) or obtained by the Administrative Agent or any Lender from a review of the books and records of the Company or any of its Subsidiaries, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Obligor; provided that, in the case of information received from an Obligor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(b) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13 European Monetary Union.

(a) Definitions. As used herein, the following terms shall have the following meanings:

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

“Euros” means the single currency of Participating Member States of the European Union, which shall be a Foreign Currency under this Agreement.

“National Currency” means the Currency, other than the Euro, of a Participating Member State.

“Participating Member State” means each state so described in any EMU Legislation.

“Target Operating Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euros is open for the settlement of payments in Euros.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

(b) Effectiveness of Provisions. The provisions of paragraphs (c) through (h) of this Section 9.13 shall be effective on the date hereof, provided that, if and to the extent that any such provision relates to any state (or the Currency of such state) that is not a Participating Member State on the date hereof, such provision shall become effective in relation to such state (and such Currency) at and from the date on which such state becomes a Participating Member State.

(c) Redenomination and Alternative Currencies. Each obligation under this Agreement of a party to this Agreement which has been denominated in the National Currency of a state that is not a Participating Member State on the date hereof shall, effective upon the date on which such state becomes a Participating Member State, be redenominated in Euros in accordance with EMU Legislation; provided that, if and to the extent that any EMU Legislation provides that an amount denominated either in Euros or in the National Currency of a Participating Member State and payable within the Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or in such National Currency, any party to this Agreement shall be entitled to pay or repay any such amount either in Euros or in such National Currency.

(d) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in Euros or in a National Currency, the Administrative Agent shall not be liable to any Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Euros or in such National Currency, as the case may be) to the account of any Lender in the Principal Financial Center in the Participating Member State which such Borrower or such Lender, as the case may be, shall have specified for such purpose. For the purposes of this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments in Euros or such National Currency.

(e) Certain Rate Determinations. For the purposes of determining the date on which the Eurocurrency Rate is determined under this Agreement for the Interest Period for any Borrowing denominated in Euros (or in any National Currency), references in this Agreement to Business Days shall be deemed to be references to Target Operating Days.

(f) Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to the Currency of any state that becomes a Participating Member State shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such Currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

(g) Rounding. Without prejudice and in addition to any method of conversion or rounding prescribed by the EMU Legislation, each reference in this Agreement to a minimum amount, or to a multiple of a specified amount, in a National Currency to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient amount, or to a multiple of such reasonably comparable and convenient amount, in Euros as the Administrative Agent may from time to time reasonably specify.

(h) Other Consequential Changes. Without prejudice to the respective liabilities of any Borrower to the Lenders and the Lenders to any Borrower under or pursuant to this Agreement, except as expressly provided in this Section 9.13, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States.

SECTION 9.14 Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Obligors under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of any Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (in this Section 9.14 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and such Obligor hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 9.15 USA PATRIOT Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify each Obligor that pursuant to the “know your customer” regulations and the requirements of the Patriot Act and the Beneficial Ownership Regulation, they are required to obtain, verify and record information that identifies each Obligor, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Obligor. This information must be delivered to the Lenders and the Administrative Agent no later than five days prior to the Effective Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to the Lenders and the Administrative Agent.

SECTION 9.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary herein, each party hereto acknowledges that any liability of any party hereto that is an Affected Financial Institution arising hereunder, to the extent such liability is unsecured (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”), may be subject to Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of Write-Down and Conversion Powers by the applicable Resolution Authority to any Covered Liability arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such Covered Liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such Covered Liability;

(ii) a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement; or

(iii) the variation of the terms of such Covered Liability in connection with the exercise of Write-Down and Conversion Powers of the applicable Resolution Authority.

Notwithstanding anything to the contrary herein, nothing contained in this Section 9.17 shall modify or otherwise alter the rights or obligations under this Agreement with respect to any liability that is not a Covered Liability.

SECTION 9.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.19 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arrangers or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that none of the Administrative Agent, or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 9.20 Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.20 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Company and each other Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Borrower, except to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company or any other Borrower for the purpose of satisfying an Obligation.

(d) Each party’s obligations under this Section 9.20 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(e) As used in this Section 9.20, “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrowers arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrowers or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrowers under any Loan Document and (b) the obligation of the Borrowers to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrowers.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTERNATIONAL PAPER COMPANY,
as the Company

By	/s/ Errol A. Harris
Name:	Errol A. Harris
Title:	Vice President and Treasurer

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and individually as a Lender

By	/s/ Will Price
Name:	Will Price
Title:	Vice President

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

CITIBANK, N.A., as Syndication Agent and individually as a Lender

By	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

COBANK, ACB, as a Lender

By	/s/ Matthew Brill
Name:	Matthew Brill
Title:	Vice President

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

BANK OF AMERICA, N.A., as a Lender

By	/s/ Erron Powers
Name:	Erron Powers
Title	Director

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

:

BNP PARIBAS, as a Lender

By	/s/ Rick Pace
Name:	Rick Pace
Title:	Managing Director

By	/s/ Michael Lefkowitz
Name:	Michael Lefkowitz
Title:	Vice President

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender

By	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By	/s/ Marko Lukin
Name:	Marko Lukin
Title:	Vice President

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By	/s/ Jun Ashley
Name:	Jun Ashley
Title:	Director

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By	/s/ Brian Crowley
Name:	Brian Crowley
Title:	Managing Director

By	/s/ Miriam Trautmann
Name:	Miriam Trautmann
Title:	Senior Vice President

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By	/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

By	/s/ Paul Arens
Name:	Paul Arens
Title:	Director

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

MIZUHO BANK, LTD., as a Lender

By	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Authorized Signatory

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

REGIONS BANK, as a Lender

By	/s/ Michael J. Veinbergs
Name:	Michael J. Veinbergs
Title:	Director

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

THE BANK OF NEW YORK MELLON, as a Lender

By	/s/ William M. Feathers
Name:	William M. Feathers
Title:	Director

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

THE BANK OF NOVA SCOTIA, as a Lender

By	/s/ David Vishny
Name:	David Vishny
Title:	Managing Director

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

DNB CAPITAL LLC, as a Lender

By	/s/ Samantha K Stone
Name:	Samantha K Stone
Title:	Vice President

By	/s/ Ahelia Singh
Name:	Ahelia Singh
Title:	Assistant Vice President

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Tim R. Miller
Name:	Tim R. Miller
Title:	Managing Director

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

STATE STREET BANK AND TRUST COMPANY, as a Lender

By	/s/ Ryan Mensching
Name:	Ryan Mensching
Title:	Vice President

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Marty McDonald
Name:	Marty McDonald
Title:	Vice President

[Signature Page to Second Amended and Restated 5-Year Credit Agreement – International Paper Company]

SCHEDULE I

Commitments

See definitions of “Commitment” and “Lenders” in Section 1.01

Name of Lender	Commitment
JPMorgan Chase Bank, N.A.	$141,000,000
Citibank, N.A.	$141,000,000
CoBank, ACB	$150,000,000
Bank of America, N.A.	$110,000,000
BNP Paribas	$110,000,000
Deutsche Bank AG, New York Branch	$110,000,000
Sumitomo Mitsui Banking Corporation	$110,000,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$82,000,000
Credit Agricole Corporate and Investment Bank	$82,000,000
Mizuho Bank, Ltd.	$82,000,000
Regions Bank	$82,000,000
The Bank of New York Mellon	$50,000,000
The Bank of Nova Scotia	$50,000,000
DNB Capital LLC	$50,000,000
PNC Bank, National Association	$50,000,000
State Street Bank and Trust Company	$50,000,000
U.S. Bank National Association	$50,000,000
Total	$1,500,000,000